Exhibit 99

MATRIX SERVICE ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL

YEAR ENDED JUNE 30, 2011

TULSA, OK – September 7, 2011 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and fiscal year ended June 30, 2011.

Fourth Quarter of Fiscal 2011 Results

Revenues for the fourth quarter ended June 30, 2011 were $163.6 million compared to $140.7 million in the same period a year earlier. Net income for the fourth quarter of fiscal 2011 was $5.7 million, or $0.21 per fully diluted share. The Company recognized a net loss in the fourth quarter of fiscal 2010 of $4.2 million, or ($0.16) per fully diluted share. The fiscal 2010 fourth quarter results included non-routine charges totaling $3.5 million, or ($0.08) per fully diluted share and a loss on a series of projects at a customer site totaling $4.6 million, or ($0.11) per fully diluted share.

John R. Hewitt, President and CEO of Matrix Service Company, said “We are very pleased with the overall performance this year. Even with a struggling national economy our employees have done a great job winning and executing projects in our core businesses. Matrix Service is well positioned to take advantage of continued opportunities in the energy market.”

Consolidated gross profit was $20.9 million in the fourth quarter of fiscal 2011 compared to $3.8 million in the same period a year earlier. The prior year gross profit included a non-routine charge of $3.1 million and a loss on a series of projects at a customer site totaling $4.6 million. Gross margins were 12.8% in the fourth quarter of fiscal 2011 compared to 2.7% in the same period a year earlier. The improvement in the fourth quarter of fiscal 2011 was due to better project execution, the favorable effect of improved recovery of construction overhead costs in the fourth quarter of fiscal 2011 and the effect of the charges mentioned above on the fourth quarter of fiscal 2010 results. Selling, general and administrative expenses were $11.4 million, or 6.9% of revenue, in fiscal 2011 compared to $10.5 million, or 7.4% of revenue, in the same period a year earlier. The increase in selling, general and administrative expenses is primarily attributable to higher incentive compensation costs due to improved operating results compared to the same period a year earlier.

Fiscal 2011 Results

Fiscal year 2011 revenues were $627.1 million compared to $550.8 million in fiscal 2010. Net income for fiscal 2011 was $19.0 million, or $0.71 per fully diluted share. Net income for fiscal 2010 was $4.9 million, or $0.18 per fully diluted share. The fiscal 2010 results included non-routine charges totaling $10.0 million, or ($0.23) per fully diluted share and a loss on a series of projects at a customer site totaling $5.4 million, or ($0.13) per fully diluted share.

Consolidated gross profit was $74.9 million in fiscal 2011 compared to $52.9 million in the same period a year earlier. The prior year gross profit included a non-routine charge of $5.1 million and a loss on a series of projects at a customer site totaling $5.4 million. Gross margins were 11.9% in fiscal 2011 compared to 9.6% in fiscal 2010. The improvement in fiscal 2011 was due to the favorable effect of improved recovery of construction overhead costs in fiscal 2011 as well as the effect of the charges mentioned above on fiscal 2010 results. Selling, general and administrative expenses were $44.0 million, or 7.0% of revenues, in fiscal 2011 compared to $45.2 million, or 8.2% of revenue, in the same period a year earlier. Fiscal 2010 selling, general and administrative expenses included non-routine charges totaling $4.8 million. The decrease in selling, general and administrative expenses was due to the effect of the charges mentioned above on fiscal 2010 results largely offset by higher legal and facility costs in fiscal 2011 as well as higher incentive compensation expense due to improved operating results.

Backlog

Consolidated backlog at June 30, 2011 totaled $405.1 million, an increase of $21.2 million, or 5.5%, compared to the backlog at March 31, 2011, and an increase of $51.9 million, or 14.7%, compared to the backlog at June 30, 2010.

Financial Position

At June 30, 2011, Matrix Service’s cash balance was $59.4 million. The Company did not borrow under its revolving credit facility during the twelve months ended June 30, 2011.

Earnings Guidance

The Company expects that fiscal 2012 revenues will be between $650 million and $725 million and earnings to be between $0.75 and $0.95 per fully diluted share.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Thursday, September 8, 2011 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at www.matrixservice.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin S. Cavanah

Vice President and CFO

T: 918-838-8822

E: kcavanah@matrixservice.com

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Revenues	$163,629	$140,726	$627,052	$550,814
Cost of revenues	142,755	136,957	552,138	497,892

Gross profit	20,874	3,769	74,914	52,922
Selling, general and administrative expenses	11,359	10,458	44,014	45,169

Operating income (loss)	9,515	(6,689)	30,900	7,753

Other income (expense):
Interest expense	(201)	(147)	(795)	(672)
Interest income	6	9	71	79
Other	(155)	(502)	440	250

Income (loss) before income tax expense	9,165	(7,329)	30,616	7,410
Provision (benefit) for federal, state and foreign income taxes	3,482	(3,100)	11,634	2,534

Net income (loss)	$5,683	$(4,229)	$18,982	$4,876

Basic earnings (loss) per common share	$0.21	$(0.16)	$0.72	$0.19

Diluted earnings (loss) per common share	$0.21	$(0.16)	$0.71	$0.18

Weighted average common shares outstanding:
Basic	26,457	26,324	26,406	26,275
Diluted	26,797	26,549	26,686	26,499

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	June 30, 2011	June 30, 2010

Assets
Current assets:
Cash and cash equivalents	$59,357	$50,899
Accounts receivable, less allowances (2011 - $1,428; 2010 - $1,404)	103,483	87,327
Costs and estimated earnings in excess of billings on uncompleted contracts	40,056	40,920
Inventories	2,249	3,451
Income tax receivable	399	1,779
Deferred income taxes	5,607	8,073
Other current assets	4,399	6,076

Total current assets	215,550	198,525

Property, plant and equipment, at cost:
Land and buildings	28,287	27,859
Construction equipment	55,272	52,086
Transportation equipment	21,690	19,192
Furniture and fixtures	15,442	14,358
Construction in progress	2,465	1,251

	123,156	114,746
Accumulated depreciation	(69,845)	(61,817)

	53,311	52,929

Goodwill	29,058	27,216
Other intangible assets	6,953	4,141
Other assets	1,564	1,997

Total assets	$306,436	$284,808

Matrix Service Company

Consolidated Balance Sheets (continued)

(In thousands, except share data)

	June 30, 2011	June 30, 2010
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$36,377	$44,769
Billings on uncompleted contracts in excess of costs and estimated earnings	35,485	28,877
Accrued insurance	7,514	8,257
Accrued wages and benefits	18,099	13,538
Current capital lease obligation	262	772
Other accrued expenses	2,401	6,572

Total current liabilities	100,138	102,785

Long-term capital lease obligation	38	259
Deferred income taxes	5,789	4,179
Acquisition payable	800	—

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2011 and June 30, 2010	279	279
Additional paid-in capital	113,686	111,637
Retained earnings	100,231	81,252
Accumulated other comprehensive income	1,436	495

	215,632	193,663

Less treasury stock, at cost - 1,417,539 and 1,546,512 shares as of June 30, 2011 and June 30, 2010	(15,961)	(16,078)

Total stockholders’ equity	199,671	177,585

Total liabilities and stockholders’ equity	$306,436	$284,808

Results of Operations

(In thousands)

	Construction Services	Repair and Maintenance Services	Other	Total
Three Months Ended June 30, 2011
Gross revenues	$90,379	$78,120	$—	$168,499
Less: Inter-segment revenues	4,682	188	—	4,870

Consolidated revenues	85,697	77,932	—	163,629
Gross profit	12,133	8,741	—	20,874
Operating income	5,550	3,965	—	9,515
Segment assets	137,542	102,244	66,650	306,436
Capital expenditures	1,491	640	717	2,848
Depreciation and amortization expense	1,655	1,162	—	2,817

Three Months Ended June 30, 2010
Gross revenues	$89,453	$54,048	$—	$143,501
Less: Inter-segment revenues	2,773	2	—	2,775

Consolidated revenues	86,680	54,046	—	140,726
Gross profit	1,287	2,483	—	3,770
Operating income (loss)	(5,195)	(1,494)	—	(6,689)
Segment assets	131,079	93,224	60,505	284,808
Capital expenditures	60	151	1,032	1,243
Depreciation and amortization expense	1,602	1,269	—	2,871

Twelve Months Ended June 30, 2011
Gross revenues	$375,682	$263,329	$—	$639,011
Less: Inter-segment revenues	11,184	775	—	11,959

Consolidated revenues	364,498	262,554	—	627,052
Gross profit	49,484	25,430	—	74,914
Operating income	23,359	7,541	—	30,900
Segment assets	137,542	102,244	66,650	306,436
Capital expenditures	5,949	1,533	2,934	10,416
Depreciation and amortization expense	6,267	4,800	—	11,067

Twelve Months Ended June 30, 2010
Gross revenues	$333,937	$229,774	$—	$563,711
Less: Inter-segment revenues	12,683	214	—	12,897

Consolidated revenues	321,254	229,560	—	550,814
Gross profit	34,374	18,548	—	52,922
Operating income	5,957	1,796	—	7,753
Segment assets	131,079	93,224	60,505	284,808
Capital expenditures	625	1,233	3,444	5,302
Depreciation and amortization expense	6,578	5,173	—	11,751

Segment Revenue from External Customers by Industry Type

(In thousands)

	Construction Services	Repair and Maintenance Services	Total

Three Months Ended June 30, 2011
Aboveground Storage Tanks	$52,681	$20,351	$73,032
Downstream Petroleum	12,923	39,010	51,933
Electrical and Instrumentation	12,931	18,571	31,502
Specialty	7,162	—	7,162

Total	$85,697	$77,932	$163,629

Three Months Ended June 30, 2010
Aboveground Storage Tanks	$40,147	$21,261	$61,408
Downstream Petroleum	17,753	25,683	43,436
Electrical and Instrumentation	24,273	7,102	31,375
Specialty	4,507	—	4,507

Total	$86,680	$54,046	$140,726

Twelve Months Ended June 30, 2011
Aboveground Storage Tanks	$183,125	$81,117	$264,242
Downstream Petroleum	70,473	115,267	185,740
Electrical and Instrumentation	84,731	66,170	150,901
Specialty	26,169	—	26,169

Total	$364,498	$262,554	$627,052

Twelve Months Ended June 30, 2010
Aboveground Storage Tanks	$135,883	$91,085	$226,968
Downstream Petroleum	87,003	114,976	201,979
Electrical and Instrumentation	71,999	23,499	95,498
Specialty	26,369	—	26,369

Total	$321,254	$229,560	$550,814

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.

The following table provides a summary of changes in our backlog for the three months ended June 30, 2011:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of March 31, 2011	$207,494	$176,388	$383,882
New backlog awarded	103,936	80,929	184,865
Revenue recognized on contracts in backlog	(85,697)	(77,932)	(163,629)

Backlog as of June 30, 2011	$225,733	$179,385	$405,118

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2011:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of June 30, 2010	$197,675	$155,541	$353,216
New backlog awarded	392,556	286,398	678,954
Revenue recognized on contracts in backlog	(364,498)	(262,554)	(627,052)

Backlog as of June 30, 2011	$225,733	$179,385	$405,118